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                                                                    EXHIBIT 23.2


                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Vixel Corporation

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Vixel Corporation of our report dated May 1, 1997 relating to the balance sheet of Arcxel Technologies, Inc. as of December 31, 1996 and the related statements of operations, stockholders' equity and cash flows for the period from June 18, 1996 (inception) to December 31, 1996, which report is included in the Registration Statement (No. 333-81347) on Form S-1 of Vixel Corporation, and to the reference to our firm under the heading "Experts" in the Registration Statement (No. 333-81347) on Form S-1 of Vixel Corporation.



KPMG LLP

Orange County, California
September 28, 1999